UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

On November 19, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

Kellner Group Urges Stockholders of AIM Immunotech to Vote Gold Card Now for Desperately Needed Change to the AIM Board

Breach of Duties, Gross Waste and Lack of Transparency by Incumbent Board are Disqualifying

Incumbent Board has Destroyed Stockholder Value and has No Plan for Change

AIM Management Discloses Substantial Doubt about Ability to Continue as a Going Concern

Kellner Group Plans are Clear and Provide Path to Value Creation for Stockholders

Kellner Group Owns 5.04% of Outstanding Shares and is Fully Aligned with Stockholders

New York, New York, November 19, 2024: Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”) today issue the following statement in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM) and finally start creating value for stockholders. Mr. Kellner is convinced that the Kellner Group Nominees have the experience to make AIM successful and that an immediate change in directors on the AIM board at this year’s annual meeting is absolutely necessary.

The Incumbent Board’s Breach of Fiduciary Duties, Gross Waste of Corporate Assets

and Lack of Transparency are Disqualifying.

We believe the Board’s breach of its fiduciary duty of loyalty (as found by the Delaware Supreme Court), gross waste in pursuit of its improper purpose of entrenchment and disenfranchisement and continuing lack of transparency and attempts to mislead stockholders are disqualifying. No Board acting in good faith could justify these actions. But for the incumbent Board, which has overseen a massive destruction in stockholder value and 99+% stock price decline under its control, to engage in this bad faith effort is completely shocking. These events are discussed in more detail in our press release issued last week that can be found here:

https://www.prnewswire.com/news-releases/kellner-group-urges-stockholders-of-aim-immunotech-to-vote-gold-card-now-for-desperately-needed-

change-to-the-aim-board-302305083.html?tc=eml_cleartime.

The Kellner Group Nominees offer a path forward to finally creating value for AIM stockholders. The Kellner Group Nominees would bring skills, experience and credibility to the Board that is necessary for AIM to be successful. Unlike the incumbent Board, they have clear plan to create value and turn around AIM’s fortunes. AIM’s financial condition has deteriorated severely under the incumbent Board, to the point that management has raised substantial doubt about AIM’s ability to continue as a going concern and AIM’s stockholders’ equity is below the minimum requirement for continued listing on the NYSE American stock exchange. Stockholders must act now and vote for change before it is too late.

The Incumbent Board Does Not Want Stockholders to Focus On Its

Complete and Total Failure.

Under the control of the incumbent Board:

•	AIM’s stock price has declined by more than 99%.

•	AIM’s stock price continues its free fall – declining by approximately 40% in 2024 alone.

•	AIM has experienced massive net losses of over $100 million since 2016, and losses are accelerating – from $9 million reported in 2019 to $29 million reported in 2023.

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Massive losses are driven primarily by the Board’s self-interested entrenchment efforts – excessive general and administrative (G&A) expense that ballooned to $21.1 million in 2023, up from $8.6 million in 2021.

•	Excessive G&A expense comes at the expense of research and clinical development (R&D) for Ampligen, with R&D expenses consistently falling below G&A (approximately half in recently reported periods).

•	As a direct result of the Board’s failures, AIM’s financial condition is perilous and it risks getting delisted. According to AIM’s recent third quarter Form 10-Q filing:

•	As of September 30, 2024, AIM was not in compliance with NYSE American requirements.

•	Management expressed substantial doubt about AIM’s ability to continue as a going concern.

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Effectively liquidity (cash and cash equivalents plus marketable securities, minus accounts payable) was less than $1.0 million, providing less than one month of runway based on recent rate of cash used in operations, rendering AIM functionally insolvent.

•	This gross financial mismanagement comes at the expense of clinical development, with a lack of focus and proper investment impeding any meaningful progress.

The incumbent Board would like stockholders to believe they have made progress, but the free falling stock price, the stagnant clinical program and the desperate financial condition tell a different story.

AIM’s financial condition and lack of prospects have resulted in a series of increasingly desperate financing transactions that are massively dilutive and detrimental to existing stockholders and that place constant downward pressure on the AIM stock price. Consider the financing transactions that AIM has pursued thus far in 2024:

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Receipt of a usurious two-year loan bearing an effective interest rate of approximately 25% per year from a lender controlled by an individual with a history of securities law violations – someone the SEC described as a “recidivist violator of the federal securities laws.”

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An equity line of credit with a different entity controlled by this same troubling individual, providing that the Company could sell up to almost 10.0 million shares (almost 20% of outstanding shares at the time) at a discount to market price, and allowing this individual with a history of securities law violations to profit at the expense of existing stockholders when the shares are quickly dumped into the market.

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The sale of 10.3 million shares in two separate transactions to a short-term hedge fund for approximately $2.9 million of proceeds after expenses and granting that hedge fund warrants to purchase another 20.6 million shares at the same prices – effectively granting the hedge fund the upside of over one-third of the entire Company for minimal proceeds. According to the recent resale registration statement filed by AIM, this hedge fund has already sold the entire 10.3 million initial shares since its first purchase in June 2024, contributing to significant downward pressure on the stock price.

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AIM also continues to maintain an at-the-market (“ATM”) offering program currently allowing it to sell up to $3.3 million of shares (which would be approximately 12.5 million shares at current prices). AIM has a long history of excessive ATM usage – selling 20 million shares in 2020 alone (which was twice the total number of shares outstanding at the beginning of the year).

This has been occurring for years. Under the incumbent Board, AIM has massively diluted existing stockholders without attracting long-term institutional investment. At the end of 2015, the last year before the incumbent Board took control, there were less than 500,000 shares outstanding on a split-adjusted basis. As of the record date for the annual meeting, there were 63.7 million shares outstanding – more than 100x dilution since the incumbent Board took control. Since just the beginning of 2020 alone, the dilution has been more than 50x. And AIM stockholders have nothing to show for this massive dilution – a 99+% decline in value, a lack of clinical progress and a company on the brink of insolvency.

In our view, this cycle can only be broken by earning the trust of the investment community and attracting long-term investment. We believe the incumbent Board is incapable of doing that.

The Incumbent Board Has No Plan and Will Not Change.

The incumbent Board has no plan to turn around AIM and stockholders’ fortunes.

AIM’s mismanagement and lack of progress has been overseen by the incumbent Board. Dr. Mitchell has served on the Board for 26 years since 1998 (and prior to that served on the Board as early as 1987). Mr. Equels has served on the Board for 16 years since 2008. Mr. Appelrouth (a personal tax accountant to Mr. Equels prior to his appointment) has served on the Board for eight years since 2016 and consulted for the Board’s audit committee for five prior years going back to 2011. Ms. Bryan is a more recent appointment, but was hand-picked by Mr. Equels and has already demonstrated she will join in with the rest of the incumbent Board in its improper entrenchment efforts and destruction of stockholder value.

After decades of reckless oversight and gross mismanagement, the results are clear: an epic failure. The entrenched incumbent Board has no plan to change course, no strategic business plan, no initiatives for independent oversight, no plan for proper governance, no plan to reduce excessive compensation, no plan for a focused clinical strategy and targeted R&D, no plan to reduce wasteful G&A spending, no plan for transparency for current stockholders, and no plan to attract long-term investors. Their only plan is more of the same, maintaining control at all costs while the company founders and claiming progress is perpetually around the corner.

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After nearly nine years of control (and collectively involvement with AIM going back even longer), the incumbent Board has been a disaster. The plummeting stock price and lack of viable financing show that stockholders and investors agree: it’s time for a new Board and a new direction. The clock has run out for the incumbent Board.

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The incumbent Board even bought itself two additional years to show progress by wasting $15 to $20 million* to entrench themselves and disenfranchise stockholders instead of advancing the strategic direction and fortunes of the Company, and they have failed and AIM’s condition has continued to significantly deteriorate. *Represents Kellner Group estimate based on increase in Company’s G&A expense from 2021 to 2023 and explanations provided as disclosed in AIM’s Annual Reports on Form 10-K for past two years, together with continued elevated G&A expenses in 2024 to date as disclosed AIM’s most recently Quarterly Report on Form 10-Q.

•	It is clear that the incumbent Board has no plans to create stockholder value and will not, and cannot, change course.

The Kellner Group Nominees Are the Only Option to Turn Around AIM.

We believe AIM will only have a chance to be successful when it has a Board with the discipline and expertise necessary to oversee a focused long-term clinical and commercialization program and that can serve as a respected steward of investor capital and earn the confidence of stockholders and potential new investors. Collectively, we believe the Kellner Group Nominees would bring a wealth of business, financial, clinical trial, life science and corporate governance experience and much needed credibility to the Board.

•	Ted D. Kellner:

•	Founded and operated Fiduciary Management, Inc., a highly successful investment management firm, until his retirement. This firm currently has $16.0 billion in assets under advisement.

•	Founded and operates a real estate investment firm that currently owns and manages approximately $1.8 billion in assets.

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Has served on the board of directors of large and sophisticated organizations included Marshall & Ilsley Corporation, Metavante Technologies and American Family Mutual Insurance Company, and is active in charitable and community endeavors.

•	One of the Company’s largest stockholders for the past several years.

•	Todd Deutsch:

•	Also one of the Company’s largest stockholders for the past several years.

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A successful trader and financial professional who currently manages his family office after a career as a portfolio manager and trader at various firms, including Bascom Hill Partners and Goldman Sachs.

•	Serves on the board of directors of Esquire Financial Holdings, Inc., a publicly traded financial holding company.

•	Member of the compensation committee of Esquire.

•	Robert L. Chioini:

•	Brings much needed life sciences experience, having founded and served as CEO of Rockwell Medical, Inc., a Nasdaq-listed pharmaceutical drug and medical device company, for over 20 years.

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During his time at Rockwell, built the company to a valuation of almost $1 billion and generated a significant track record of successfully fundraising, running clinical trials through FDA approval, commercializing products and creating value for stockholders.

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The incumbent Board continues to falsely claim Mr. Chioini was fired. The truth is that Mr. Chioini and the Rockwell CFO at the time filed a whistleblower and retaliation claim against conflicted directors and upon a settlement agreement received a significant financial payout to resolve the issue. This is demonstrated by the public record and the incumbent Board is fully aware of these facts.

•	Paul W. Sweeney:

•	Co-founded PS Capital Partners, a private equity firm with a focus in manufacturing and process-oriented industries, in 2001.

•	Through this role, he has successfully invested in and managed numerous companies across a variety of industries, creating value through long-term investments and collaboration with management.

•	Has served on the board of many portfolio companies, as well as on the boards of a number of non-profit and community organizations.

The Kellner Group Has a Clear Plan to Create Value for Stockholders.

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Rebuild the trust of current and new investors and attract sustainable capital. We believe the incumbent Board has burned bridges with the investment community through its gross waste, inadequate performance and lack of transparency and accountability to stockholders. It is absolutely necessary for AIM to attract long-term, institutional health care investors that can support clinical development through commercialization. The Kellner Group Nominees will bring credibility to the Board and clearly communicate a focused strategy for the creation of stockholder value. Through their networks and business reputations, they believe they can build relationships and attract capital and new investors.

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Reduce excessive G&A spending; focus on effective and targeted R&D spending. AIM’s G&A expending has clearly been excessive under the incumbent Board, largely as a result of improper entrenchment efforts and excessive executive and director compensation in our view. The Kellner Group Nominees will seek to meaningfully reduce G&A spending in the near term. Beyond the obvious significant reductions in litigation expenses and reduced compensation, the Kellner Group Nominees will conduct a full review to ensure all G&A spending is right-sized for the organization and provides value to stockholders. At the same time, they will ensure that R&D spending is at appropriate levels relative to G&A – it is unacceptable for G&A to consistently exceed R&D by significant amounts, almost double in recent periods, for a clinical-stage life sciences company.

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Focus on the most promising indications for Ampligen and invest resources into those efforts. Under the incumbent Board, AIM has pursued numerous and varied potential indications for Ampligen without communicating a clear and consistent strategy and focus. A lot of this has been done through collaborations rather than company-sponsored trials. The Kellner Group Nominees intend to review all available data and the status of AIM’s numerous programs and collaborations and allocate resources to the most promising indications. Importantly, the strategy will be clearly communicated to stockholders.

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The Kellner Group Nominees will put an end to the perpetual lack of transparency and credibility of the incumbent Board. The Kellner Group Nominees intend to responsibly determine and communicate strategy after they are able to conduct an independent review of all available information.

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The Kellner Group Nominees intend to bring in much needed expertise, in oncology and other relevant fields, to work together with the Company’s existing scientific personnel to conduct a thorough assessment of all relevant data to ensure the most value-resulting clinical programs are properly executed and report the findings to stockholders.

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Mr. Kellner has significant connections to top Midwest research hospitals through his membership on the board of the Medical College of Wisconsin and the charitable activities of the Kelben Foundation, his family foundation, and intends to utilize this network to identify appropriate personnel for this process.

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This independent review will be especially important given that AIM’s company-sponsored trials are being conducted by Amarex, a troubled CRO that recently paid a multi-million dollar settlement to a client as a result of its practices (and whose former CEO – an individual quoted in several AIM press releases in recent years – is facing criminal fraud trial as a result).

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Review management and practices. We believe significant change is needed in the way AIM is operated for all the reasons described in this communication and in our proxy statement. This must include some level of change in management.

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In particular, after being found by the Delaware Supreme Court, along with other directors, to have breached his fiduciary duty of loyalty to the Company and its stockholders, and causing severe damage to the Company’s financial condition and reputation in furtherance of his wrongful acts, we believe it would be difficult for the Company to turn around its fortunes and regain investor confidence while Mr. Equels remains the Company’s CEO.

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The Kellner Group Nominees, if elected, intend to conduct a review to gather all necessary information and meet with management and key personnel before making any decisions and ultimately will do what they believe to be in the best interest of the Company and its stockholders after conducting such review.

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As part of this process, the Kellner Group Nominees intend to attempt to work constructively with existing management, including Mr. Equels, to ensure continuity in key roles and functions and, to the extent changes are deemed necessary, to provide for appropriate transition arrangements.

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However, if this is not possible, the Kellner Group Nominees believe they collectively have the necessary skill set and network to lead a turnaround for AIM, including the recruitment of qualified personnel in short order.

•	Implement governance changes. The incumbent Board has utterly failed to implement an effective governance structure. The Kellner Group Nominees intend to:

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Identify an additional independent director to add to the Board, with a focus on finding a candidate with no past history with AIM, with scientific or other relevant expertise, and with a diverse background.

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Engage a new, independent compensation consultant to overhaul existing compensation structures with goals of reducing guaranteed compensation, reducing executive and director fixed and cash compensation, implementing an incentive-based compensation structure with objective performance measures and appropriate vesting schedules, and eliminating excessive severance agreements.

•	Review AIM’s poison pill, which has been in effect for almost 25 years without stockholder approval, with consideration of putting it to a stockholder vote if it will be maintained long-term.

* * *

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.